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Exhibit 2.03

AMENDMENT NO. 2 TO AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

        This Amendment No. 2 to Amended and Restated Stock Purchase Agreement (this "Amendment") is made as of December 15, 2004, by and among KMG America Corporation, a Virginia corporation ("Buyer"), the holders of all of the outstanding shares of capital stock of Kanawha Insurance Company, a South Carolina corporation (the "Company"), identified on Schedule A to the Amended and Restated Agreement (as defined herein) (each a "Shareholder" and collectively, the "Shareholders"), represented by The Springs Company pursuant to Section 2.7 of the Amended and Restated Agreement (as defined herein), and the holders of all of the options to purchase the outstanding shares of capital stock of the Company identified on Schedule A to the Amended and Restated Agreement (as defined herein) (collectively, the "Optionholder", and together with the Shareholders, "Sellers").

RECITALS

        WHEREAS, Buyer and Sellers are parties to an Amended and Restated Stock Purchase Agreement dated as of August 2, 2004, as amended by Amendment No. 1 to Amended and Restated Stock Purchase Agreement dated November 4, 2004 (the "Amended and Restated Agreement"), pursuant to which Buyer agreed to acquire, and Sellers agreed to sell, all of the outstanding shares of capital stock of the Company (the "Shares") (including Shares to be issued upon the exercise of the options to purchase Shares); and

        WHEREAS, Buyer and Sellers mutually desire to amend the Amended and Restated Agreement as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

        1.1.    Defined Terms.    For all purposes of this Amendment, unless otherwise expressly provided in this Amendment or unless the context in which such term is used indicates a contrary intent, the capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Agreement.

        1.2.    Amendment of Amended and Restated Agreement.

        (a)   Article I, Definitions, of the Amended and Restated Agreement is supplemented to add the following definitions:

          1.103.    Closing Date Income Statement.    "Closing Date Income Statement" shall mean the consolidated income statement of the Company setting forth the After Tax Net Income for the period from October 1, 2004 through the Closing Date, to be prepared and delivered as set forth in Section 2.5.

          1.104.    Closing Date Loss Amount.    "Closing Date Loss Amount" shall mean the amount, if any, by which the After Tax Net Income on the Closing Date Income Statement is a loss in excess of $1,300,000.00.

          1.105.    After Tax Net Income.    "After Tax Net Income" shall mean consolidated net income of the Company, after income tax, determined in accordance with GAAP applied on a basis consistent with the Company's historical financial statements (except for the absence of notes); provided, however, (a) realized investment gains/losses, (b) proceeds from the exercise of the Options, and (c) any income tax asset or benefit arising from compensation expense associated with the exercise of the Options, shall be excluded from consolidated net income.

        (b)   Section 2.5 of the Amended and Restated Agreement is amended to provide in full as follows:

          2.5.    Closing Date Balance Sheet and Income Statement.

          (a)   Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Shareholders' Representative a draft Closing Date Balance Sheet, which shall be prepared (i) in accordance with GAAP applied in a manner consistent with the past practice of the Company, except as otherwise specifically required by the Net Worth Methodology and (ii) in a manner consistent with the December Balance Sheet.

          (b)   Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Shareholders' Representative a draft Closing Date Income Statement.

          (c)   If Shareholders' Representative has no objections to the draft Closing Date Balance Sheet or Closing Date Income Statement, as applicable, such draft shall constitute the Closing Date Balance Sheet or Closing Date Income Statement. If Shareholders' Representative has any objections to the draft Closing Date Balance Sheet or Closing Date Income Statement, as applicable, it will deliver a detailed statement describing its objections to Buyer within thirty (30) days after receiving the draft Closing Date Balance Sheet or Closing Date Income Statement. Shareholders' Representative and Buyer will use their commercially reasonable efforts to resolve any such objections. If Shareholders' Representative duly gives Buyer such notice of objection, and if Buyer and Shareholders' Representative fail to resolve the issues outstanding with respect to (i) the Closing Date Balance Sheet and the calculation of the Closing Date Net Worth or (ii) the Closing Date Income Statement and the calculation of any Closing Date Loss Amount, as applicable, within thirty (30) days of Buyer's receipt of Shareholders' Representative's objection notice, Buyer and Shareholders' Representative shall submit the issues remaining in dispute to PricewaterhouseCoopers, certified public accountants (the "Independent Accountants"). If issues remaining in dispute are submitted to the Independent Accountants for resolution, (i) Buyer and Shareholders' Representative shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Buyer and Shareholders' Representative within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Date Net Worth or any Closing Date Loss Amount, as applicable; and (iii) Buyer shall bear all of the fees and costs of the Independent Accountants for such determination but shall be entitled to setoff against amounts payable under the Note an amount equal to fifty percent (50%) of such fees and expenses.

          (d)   Buyer will make the work papers used in preparing the draft Closing Date Balance Sheet or Closing Date Income Statement, as applicable, and the Closing Date Balance Sheet or Closing Date Income Statement, as applicable, available to Shareholders' Representative at reasonable times and upon reasonable notice at any time during the preparation by Buyer of the draft Closing Date Balance Sheet or Closing Date Income Statement, as applicable, and the resolution of any objections with respect thereto.

        (c)   Section 2.6 of the Amended and Restated Agreement is amended to provide in full as follows:

          2.6.    Settlement of Final Purchase Price.

          (a)   Subject to the provisions of Section 8.1(g), to the extent that the Closing Date Balance Sheet (as finally determined pursuant to Section 2.5) shows that Closing Date Net Worth is less than the Minimum Net Worth, the amount by which the Closing Date Net Worth is less than the Minimum Net Worth, together with interest thereon at an annual interest rate of one percent (1%), shall be satisfied by means of a setoff against amounts payable under the Note as provided in the Note. Notwithstanding the foregoing, if a reduction in the Final Purchase Price occurs as a result of a Closing Date Loss Amount pursuant to Section 2.6(b), in no event shall a reduction in the Final Purchase Price occur for any amount determined pursuant to this Section 2.6(a) to the extent such amount is attributable to the Closing Date Loss Amount.

          (b)   To the extent that the Closing Date Income Statement (as finally determined pursuant to Section 2.5) shows a Closing Date Loss Amount, the Closing Date Loss Amount, together with interest thereon at an annual interest rate of one percent (1%), shall, at Buyer's election, be satisfied by means of (i) a setoff against amounts payable under the Note as provided in the Note or (ii) payment by Sellers, severally, in accordance with their Pro Rata Shares, to Buyer. Notwithstanding the foregoing, if a reduction in the Final Purchase Price occurs pursuant to Section 2.6(a) as a result of the Closing Date Net Worth being less than the Minimum Net Worth, in no event shall a reduction in the Final Purchase Price occur for any amount determined pursuant to this Section 2.6(b) to the extent such amount is attributable to the amount of the reduction in the Final Purchase Price pursuant to Section 2.6(a).

        (d)   Section 8.1(d)(ii) of the Amended and Restated Agreement is amended to provide in full as follows:

          (ii)   Except for Exceptional Claims and claims pursuant to Section 2.6(b), Buyer Claims may be made only by setoff against amounts payable under the Note and shall not be made directly against Sellers.

        1.3.    Interpretation.    If any conflict between the terms of this Amendment and the terms of the Amended and Restated Agreement occurs, the terms of this Amendment shall govern and control in all respects.

        1.4.    Ratification.    Except as set forth above, the Amended and Restated Agreement shall remain unmodified and in full force and effect, and the parties do hereby ratify and confirm the Amended and Restated Agreement, as modified and amended herein.

        1.5.    Counterparts; Headings.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[Signatures On Next Page]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

BUYER:
KMG America Corporation
By:	/s/ KENNETH U. KUK
Name:	Kenneth U. Kuk
Title:	Chairman, President and Chief Executive Officer
SHAREHOLDERS' REPRESENTATIVE:
The Springs Company
By:	/s/ WILLIAM G. TAYLOR
Name:	William G. Taylor
Title:	President
/s/ ELLIOTT S. CLOSE Elliott S. Close
/s/ STANLEY D. JOHNSON Stanley D. Johnson
SDJ Partners, L.P.
By:	/s/ STANLEY D. JOHNSON Stanley D. Johnson Managing General Partner

[Signature page to Amendment No. 2 to Amended and Restated Stock Purchase Agreement]

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AMENDMENT NO. 2 TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT